FOR IMMEDIATE RELEASE

Wingstop Inc. Declares Special Dividend -- $3.05 Per Share
Completes $320 Million Securitized Financing Facility

Dallas, November 14, 2018 - (GLOBE NEWSWIRE) - Wingstop Inc. (NASDAQ: WING) (the “Company” or “Wingstop”) today announced that its Board of Directors has approved a special cash dividend of $3.05 per share, payable on December 3, 2018 to stockholders of record as of November 26, 2018. This special dividend is the second such return of capital to stockholders this year, with a prior special dividend of $3.17 per share paid to Wingstop stockholders in February 2018.

The newly declared dividend is in conjunction with the completion of the Company’s previously announced securitization financing, with the placement by its special purpose subsidiary (the “Issuer”) of a new series of $320 million of securitized notes (the “Notes”). The Notes include Series 2018-1 Class A-2 Senior Secured Notes that are subject to 1% annual amortization, bear interest at a rate of 4.97% per annum, and have an anticipated repayment date of December 2023. Interest and principal payments on the Notes are payable on a quarterly basis.

In addition to the special cash dividend payment, the proceeds from the sale of the Notes will be used to repay and retire existing senior secured indebtedness, to pay transaction costs associated with the refinancing, and for general corporate purposes.

In addition to the Class A-2 Senior Secured Notes, the Issuer also entered into a $20 million variable funding note facility, which will allow the Issuer to borrow amounts as needed on a revolving basis.

Chairman and Chief Executive Officer Charlie Morrison stated, “This financing enables us to maintain an optimal capital structure on favorable terms and return capital to shareholders. We are also pleased to be declaring a $3.05 per share special dividend, the second one this year, which we believe is almost unheard of among public companies. This return of capital demonstrates our continued commitment to drive shareholder value and highlights our confidence in Wingstop’s highly-franchised, differentiated business model and ‘category of one’ brand positioning.”

While the tax treatment of the special dividend cannot be concluded with certainty until 2019, the Company expects approximately 85% - 95% of the special dividend to be in excess of the Company’s earnings and profits, with the remaining 5% - 15% treated as a dividend. Stockholders are encouraged to consult with their financial and tax advisers regarding the circumstances of their individual situation. Stockholders who sell their shares prior to the November 23, 2018 ex-dividend date will also sell their right to receive the special dividend.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the Notes or any other security.  The Notes were offered pursuant to an exemption from the registration requirements of the Securities Act of 1933 (the “Securities Act”) and applicable state securities laws and accordingly have not been, and will not be, registered under the Securities Act or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

About Wingstop

Wingstop Inc. (NASDAQ:WING) was founded in 1994 and is headquartered in Dallas, Texas. Wingstop operates and franchises more than 1,200 restaurants across the United States and nine other countries around the world. The Wing Experts’ menu features classic and boneless wings with 11 bold, distinctive flavors including Original Hot, Cajun, Atomic, Mild, Spicy Korean Q, Lemon Pepper, Hawaiian, Garlic Parmesan, Hickory Smoked BBQ, Louisiana Rub, and Mango Habanero. Wingstop’s wings are always cooked to order, hand-sauced and tossed, and served with our fresh-cut, seasoned fries and made-from-scratch Ranch and Bleu Cheese dips. The Company has grown its domestic same store sales for 14 consecutive years, has been ranked #3 on the “Top 100 Fastest Growing Restaurant Chains” by Nation’s Restaurant News (2016), was ranked #7 on the “Top 40 Fast Casual Chains” by Restaurant Business (2016), and was named “Best Franchise Deal in North America” by QSR magazine (2014). For more information visit www.wingstop.com or www.wingstopfranchise.com. Follow us on facebook.com/Wingstop and Twitter @Wingstop.

Forward-looking Information

Certain statements contained in this press release, as well as other information provided from time to time by Wingstop Inc. or its employees, may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “believe,” “expect,” “will” and other words and terms of similar meaning in connection with any discussion of the timing or nature of our financing activities or expected dividends.

Any such forward-looking statements are not guarantees of performance or results, and involve risks, uncertainties (some of which are beyond the Company’s control) and assumptions. Although we believe any forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual financial results and cause them to differ materially from those anticipated in any forward-looking statements. Please refer to the risk factors discussed in our Form 10-K for the year ended December 31, 2017, which can be found at the SEC’s website www.sec.gov. The discussion of these risks is specifically incorporated by reference into this press release.

Any forward-looking statement made by Wingstop Inc. in this press release speaks only as of the date on which it is made. We undertake no obligation to update any forward looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Media Contact
Brian Bell
972-707-3956
bbell@wingstop.com

Investor Contact
Raphael Gross
203-682-8253
raphael.gross@icrinc.com